ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Completes Acquisition of Fulton Technologies, Inc. and Mill City Communications, Inc., Marking Entry into the Wireless Infrastructure Services Business

BROKEN ARROW, Oklahoma, January 10, 2019 – ADDvantage Technologies Group, Inc. (NASDAQ:  AEY), today announced it has completed the acquisition of substantially all of the assets of Fulton Technologies, Inc. and Mill City Communications, Inc., (collectively, “Fulton Technologies”) for a total purchase price of $1.7 million. The assets will form a wholly-owned subsidiary of ADDvantage Technologies, operating under the name ‘Fulton Technologies’ and led by Fulton Technologies, Inc.’s existing management team.

This acquisition launches ADDvantage Technologies’ new offering, which provides wireless infrastructure services to the telecommunications market. Fulton Technologies offers comprehensive wireless infrastructure services to enable it to rapidly start servicing this market. Fulton has a strong reputation in the wireless services industry and maintains solid contractual relationships with the four major U.S. wireless carriers, the national integrators and the original equipment manufacturers (“OEMs”) that support these wireless carriers.  The business provides turn-key wireless infrastructure services for wireless carriers across the Southwest, Midwest and Northern Plains regions.  These services consist of the installation and upgrade of technology on cell sites and the construction of new small cells for 5G. They also include engineering, site acquisition and commissioning and integration services for cell sites.

Joe Hart, Chief Executive Officer, commented, “Closing the acquisition of Fulton Technologies marks our entry into the wireless infrastructure services market, an area that is expected to see meaningful growth as 5G is rolled out throughout the U.S. over the next several years. Fulton has existing multi-year service contracts with major U.S. carriers and OEMs to assist with the planned rollout, which should serve to broaden our operations in the Telco segment and drive revenue growth at ADDvantage Technologies. This acquisition further expands the existing footprint of ADDvantage Technologies that comes from its Nave Communications and Triton Datacom businesses, which are primarily East-coast focused, and establishes a major presence throughout the central region of the U.S., from North to South.”

ADDvantage Technologies’ other operations in the telecommunications market consist of its Nave Communications and Triton Datacom businesses. Nave Communications is a provider of quality used telecommunication networking equipment, with services that include the repair, testing, and certification of equipment. Triton Datacom provides new and refurbished enterprise networking products, including desktop phones, enterprise switches and wireless routers to brokers and end-users across the U.S.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. Through the acquisition of Fulton, the Company will provide turn-key wireless infrastructure services, such as the installation and decommissioning of equipment on cell sites, for wireless carriers, national integrators, and equipment manufacturers supporting the wireless carriers.  In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.
ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications, Triton Datacom, and Fulton Technologies. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.